EXHIBIT 10.44

WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010

August 7, 2019

Michael Lysaght

Chief Technology Officer

Dear Michael,

I am very pleased to congratulate you on your promotion to the position of Chief Digital Officer, reporting to Mindy Grossman, President & Chief Executive Officer. This promotion recognizes both the significant contributions you have made, and the potential for expanded impact we anticipate you will have on the business in the future. The details associated with your new role including compensation and benefits are outlined below.

Effective Date: 7/8/2019

Salary: Your new salary will be $475,000 per year, Salaried Exempt (not overtime eligible).

Bonus Plan: You will continue to be eligible to participate in the Annual Bonus Program & your annual target in your new position will remain 60% of your annual base salary.

Incentive Equity Award: You are eligible to participate in the Corporation's annual stock-based incentive compensation program, in accordance with the terms and conditions of such program as determined by the Corporation's Compensation Committee in its sole discretion, as amended from time to time. Effective with respect to the Corporation's annual stock-based incentive compensation program for fiscal 2019, employee shall have a target aggregate grant amount value of 125% of Base Salary (allocated and subject to such terms as determined by the Corporation's Compensation Committee in its sole discretion).

PTO: You will continue to be eligible to accrue 29 days PTO per year.

Wellbeing Allowance: You will continue to be eligible for a yearly $1,000 reimbursement towards approved well-being or fitness expenses.

Michael, we believe this to be an excellent step in your career growth both personally and professionally at WW. We appreciate all of your contributions and we are looking forward to your continued growth and success.

WW International, Inc. 675 Sixth Avenue, 6th Floor New York, NY 10010

Sincerely,

/s/ Kim Seymour

Kim Seymour

Chief People Officer

On behalf of

Mindy Grossman

President & Chief Executive Officer